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                                                                    EXHIBIT 11

                           COAST DENTAL SERVICES, INC.

                    COMPUTATION OF PER SHARE EARNINGS (LOSS)

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                                                              QUARTER ENDED MARCH 31,
                                                          -----------------------------------
                                                               2000                    2001
                                                          -----------             -----------
Net loss .....................................            $   (29,761)            $(1,373,768)
                                                          ===========             ===========

SHARES:

Basic weighted average number of shares
   outstanding ...............................              6,312,318               6,292,832
Additional shares issuable under stock options
   for diluted earnings per share ............                     --                      --
                                                          -----------             -----------
Diluted weighted average number of shares
   outstanding ...............................              6,312,318               6,292,832

BASIC EARNINGS (LOSS) PER SHARE:

Net income (loss) ............................            $       .00             $      (.22)
                                                          ===========             ===========

DILUTED EARNINGS (LOSS) PER SHARE:

Net income (loss) ............................            $       .00             $      (.22)
                                                          ===========             ===========


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